                                                                 EXHIBIT (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

                                                                                                                  Three Months Ended
                                                                     Year Ended 30 September                         31 December
                                                    ---------------------------------------------------------
                                                     1990       1991         1992          1993         1994             1994
                                                    ------     ------       ------        ------       ------     ------------------
                                                                (Dolllar amounts in millions)
EARNINGS:

Income before extraordinary item and the
  cumulative effect of accounting changes:          $229.9     $248.9       $277.0        $200.9       $233.5           $ 86.7

Add (deduct):
  Provision for income taxes                         107.7      113.9        130.8         103.0         95.2             44.8

Fixed charges, excluding capitalized
  interest                                           112.2      121.8        133.4         127.3        127.1             35.8

Capitalized interest amortized
  during the period                                    6.6        6.7          7.5           7.7          8.0              1.8

Undistributed earnings of less-than
  fifty-percent-owned affiliates                     (12.0)      (8.6)       (12.5)         (8.1)        (2.8)            (1.9)
                                                    ------     ------       ------        ------       ------           ------
Earnings, as adjusted                               $444.4     $482.7       $536.2        $430.8       $461.0           $167.2
                                                    ======     ======       ======        ======       ======           ======

FIXED CHARGES:

Interest on indebtedness, including capital
  lease obligations                                 $104.5     $112.8       $125.1        $118.6       $118.2           $ 33.7

Capitalized interest                                  26.6       28.7          4.1           6.3          9.7              2.5

Amortization of debt discount premium
  and expense                                          1.3        2.1           .8            .7           .8               .2

Portion of rents under operating leases
  representative of the interest factor                6.4        6.9          7.5           8.0          8.1              1.9
                                                    ------     ------       ------        ------       ------           ------

Fixed charges                                       $138.8     $150.5       $137.5        $133.6       $136.8           $ 38.3
                                                    ======     ======       ======        ======       ======           ======

RATIO OF EARNINGS TO FIXED CHARGES                     3.2        3.2          3.9           3.2          3.4              4.4
                                                    ======     ======       ======        ======       ======           ======